Exhibit 99.1

Comscore Reports Fourth Quarter and
Full-Year 2018 Results

TV and Cross-Platform Momentum Continues Alongside Reduction in Net Loss and
Fourth Straight Quarter of Positive Adjusted EBITDA

RESTON, Va., Feb. 28, 2019 -- Comscore, Inc. (NASDAQ: SCOR), a trusted partner for planning, transacting, and evaluating media across platforms, today reported financial results for the fourth quarter and full-year ended December 31, 2018.

Fourth Quarter 2018 Financial Highlights

•	Total year-over-year revenue growth for the fourth quarter of 6.2% to $109.3 million.

•	GAAP net loss of $27.2 million, or $(0.46) per share, compared to $71.9 million, or $(1.25) per share in the year-ago quarter.

•	Adjusted EBITDA of $6.3 million, compared to an adjusted EBITDA loss of $8.1 million in the year-ago quarter.

Full-Year 2018 Financial Highlights

•	Total year-over-year revenue growth of 3.9% to $419.5 million.

•	GAAP net loss of $159.3 million, or $(2.76) per share, compared to $281.4 million, or $(4.90) per share for the prior year.

•	Adjusted EBITDA of $16.4 million, compared to an adjusted EBITDA loss of $18.7 million for the prior year.

•	Cash, cash equivalents and restricted cash of $50.2 million, compared to $45.1 million as of December 31, 2017.

"In the fourth quarter, we continued to expand our customer relationships, drive revenue growth, and improve our cost structure while investing in product development, resulting in our fourth straight quarter of positive adjusted EBITDA," said Bryan Wiener, chief executive officer of Comscore. "We continue to benefit from shifts in the media landscape that demand a better solution and currency for measuring media across platforms. 2018 was a meaningful step forward in the transformation of Comscore, and we are now leveraging a stronger foundation to execute into 2019 and beyond."

Fourth Quarter Summary Results
Total revenue in the fourth quarter of 2018 was $109.3 million, up from $102.9 million in the year-ago quarter.

Ratings and Planning revenue increased to $74.8 million in the fourth quarter, compared to $71.6 million in the year-ago quarter. The increase was primarily from TV products due to increases in existing customer contract values as well as approximately $2.8 million related to the delivery of cross-platform products in Europe. The increase was offset by lower revenue in syndicated digital products; however, the rate of decline slowed to 1% on a sequential quarter basis.

Analytics and Optimization revenue increased to $23.9 million in the fourth quarter, compared to $20.8 million in the year-ago quarter. The increase was largely due to Activation products, which experienced significant growth, and delivery of digital customer marketing solutions.

Movies Reporting and Analytics revenue was $10.6 million in the fourth quarter of 2018 and $10.5 million in the year-ago quarter.

GAAP net loss for the fourth quarter of 2018 was $27.2 million, or $(0.46) per share, compared to $71.9 million, or $(1.25) per share reported in the year-ago quarter. The improvement was driven primarily by a reduction of investigation and audit related costs of $26.0 million; continued cost discipline in selling and marketing, research and development, and G&A; and the increase in revenue described above.

For the fourth quarter of 2018, Comscore generated non-GAAP adjusted EBITDA of $6.3 million, compared to a loss of $8.1 million in the year-ago quarter. Adjusted EBITDA excludes stock-based compensation expense; investigation, litigation and audit-related expense; restructuring expense; change in fair value of financing derivatives; and other items as presented in the accompanying tables.

Full-Year Summary Results
Total revenue for the full year 2018 was $419.5 million, up from $403.5 million for the prior year. The full year 2018 results include an additional $1.0 million in revenue as a result of the adoption of the new revenue standard ASC 606.

Ratings and Planning revenue increased to $285.4 million for the full year, compared to $278.1 million in the prior year. The increase was primarily from TV products due to increases in existing customer contract values as well as the establishment of stand-alone selling price over certain distinct performance obligations and the sale of cross platform products in Europe. The increase was offset by lower revenue in our syndicated digital products.

Analytics and Optimization revenue increased to $92.4 million for the full year, compared to $86.8 million in the prior year. Revenue increased due to emerging products, including Activation, which experienced significant growth in the latter part of 2018, but was partially offset by lower revenue from digital custom marketing solutions products.

Movies Reporting and Analytics revenue increased to $41.7 million for the full year, compared to $38.7 million in the prior year. The company's global footprint remained strong throughout the year.

GAAP net loss for the full year 2018 was $159.3 million, or $(2.76) per share, compared to $281.4 million, or $(4.90) per share reported in prior year. The decrease primarily related to lower litigation settlement costs, lower investigation and audit costs, and lower operating expenses, offset by higher interest expense on the company's senior secured convertible notes. The net loss for the full year 2018 included a $1.9 million positive impact as a result of the adoption of ASC 606.

For the full year 2018, Comscore generated non-GAAP adjusted EBITDA of $16.4 million, compared to an adjusted EBITDA loss of $18.7 million in the prior year.

Balance Sheet and Liquidity
As of December 31, 2018, total debt principal, composed of senior secured convertible notes, was $204.0 million. Cash, cash equivalents and restricted cash as of December 31, 2018 were $50.2 million, including $6.1 million in restricted cash.

Conference Call Information for Today, Thursday, February 28 at 5:00 p.m. ET:
Management will provide commentary on the company's results in a conference call today at 5:00 p.m. ET. To access this call dial +1 844-229-7593 (domestic) or +1 314-888-4258 (international) and reference conference ID # 9879519.Participants are advised to dial in at least 10 minutes prior to the call to register. Additionally, a live webcast of the conference call will be available on the Investor Relations section of the company's website at ir.comscore.com/events-presentations. Following the conference call, a replay will be available by dialing +1 855-859-2056 (domestic) or +1 404-537-3406 (international) with passcode #9879519. The replay will also be available via webcast at ir.comscore.com/events-presentations.

About Comscore
Comscore (Nasdaq: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and set-top box audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore's expectations, forecasts, plans and opinions regarding shifts in the media landscape, business transformation, and our foundation for executing on business plans in 2019 and beyond. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, Comscore's ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we are disclosing herein non-GAAP net income (loss), adjusted EBITDA and non-GAAP expense, each of which are non-GAAP financial measures used by our management to understand and evaluate our core operating performance and trends. We believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, as they permit our investors to view our core business performance using the same metrics that management uses to evaluate our performance. Nevertheless, our use of these non-GAAP financial measures has limitations as an analytical tool, and investors should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Instead, you should consider these measures alongside GAAP-based financial performance measures, net income (loss), various cash flow metrics, and our other GAAP financial results.

Set forth below are reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated.

Hattie Young, Comscore, 212-277-6577, press@comscore.com

Steve Calk or Jackie Marcus, Alpha IR Group, 312-445-2870, SCOR@alpha-ir.com

COMSCORE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of	As of
	December 31, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$44,096	$37,859
Restricted cash	6,102	7,266
Accounts receivable, net of allowances of $1,597 and $1,991, respectively ($4,024 and $2,899 of accounts receivable attributable to related parties, respectively)	75,609	82,029
Prepaid expenses and other current assets ($484 and $- attributable to related parties)	19,972	15,168
Insurance recoverable on litigation settlements	—	37,232
Total current assets	145,779	179,554
Property and equipment, net	27,339	28,893
Other non-current assets ($65 and $- attributable to related parties)	8,898	7,259
Deferred tax assets	3,991	4,532
Intangible assets, net	126,945	159,777
Goodwill	641,191	642,424
Total assets	$954,143	$1,022,439
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable ($1,878 and $2,715 attributable to related parties, respectively)	$29,836	$27,889
Accrued expenses ($4,478 and $5,857 attributable to related parties, respectively)	58,140	86,031
Accrued litigation settlements	3,500	27,718
Other current liabilities	2,278	2,998
Customer advances	6,688	—
Contract liability ($2,521 and $2,755 attributable to related parties, respectively)	64,189	98,367
Deferred rent	1,884	1,239
Capital lease obligations	2,421	6,248
Total current liabilities	168,936	250,490
Financing derivatives (related parties)	26,100	—
Senior secured convertible notes (related parties)	177,342	—
Deferred rent	10,304	9,394
Deferred tax liabilities	5,527	3,641
Capital lease obligations	1,182	2,103
Accrued litigation settlements	—	90,800
Other non-current liabilities ($251 and $- attributable to related parties)	13,185	9,519
Total liabilities	402,576	365,947
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized at December 31, 2018 and 2017; no shares issued or outstanding as of December 31, 2018 or 2017	—	—
Common stock, $0.001 par value per share; 150,000,000 shares authorized as of December 31, 2018 and 100,000,000 shares authorized as of December 31, 2017; 66,154,626 shares issued and 59,389,830 shares outstanding as of December 31, 2018, and 60,053,843 shares issued and 57,289,047 shares outstanding as of December 31, 2017	59	60
Additional paid-in capital	1,561,208	1,407,717
Accumulated other comprehensive loss	(10,621)	(6,224)
Accumulated deficit	(769,095)	(609,091)
Treasury stock, at cost, 6,764,796 and 2,764,796 shares as of December 31, 2018 and 2017, respectively	(229,984)	(135,970)
Total stockholders’ equity	551,567	656,492
Total liabilities and stockholders’ equity	$954,143	$1,022,439

COMSCORE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)

	Years Ended December 31,
	2018	2017	2016
Revenues (1)	$419,482	$403,549	$399,460

Cost of revenues (1) (2) (3)	200,220	193,605	173,080
Selling and marketing (1) (2) (3)	108,395	130,509	126,311
Research and development (1) (2) (3)	76,979	89,023	86,975
General and administrative (1) (2) (3)	84,535	74,651	97,517
Investigation and audit related (1)	38,338	83,398	46,617
Amortization of intangible assets	32,864	34,823	31,896
Gain on asset dispositions	—	—	(33,457)
Settlement of litigation, net	5,250	82,533	2,363
Restructuring (3)	11,837	10,510	—
Total expenses from operations	558,418	699,052	531,302
Loss from operations	(138,936)	(295,503)	(131,842)
Interest expense, net (1)	(16,465)	(661)	(478)
Other (expense) income, net	(1,464)	15,205	12,371
Gain (loss) from foreign currency transactions	1,303	(3,151)	(1,231)
Loss before income taxes	(155,562)	(284,110)	(121,180)
Income tax (provision) benefit	(3,706)	2,717	4,007
Net loss	$(159,268)	$(281,393)	$(117,173)
Net loss per common share:
Basic and diluted	$(2.76)	$(4.90)	$(2.10)
Weighted-average number of shares used in per share calculation - Common Stock:
Basic and diluted	57,700,603	57,485,755	55,728,090
Comprehensive loss:
Net loss	$(159,268)	$(281,393)	$(117,173)
Other comprehensive loss:
Foreign currency cumulative translation adjustment	(4,397)	6,168	(1,170)
Other	—	28	188
Total comprehensive loss	$(163,665)	$(275,197)	$(118,155)

(1) Transactions with related parties are included in the line items above.
(2) Excludes amortization of intangible assets, which is presented separately in the Consolidated Statements of Operations and Comprehensive Loss.
(3) Stock-based compensation expense is included in the line items above as follows:
	Years Ended December 31,
	2018 (4)	2017	2016
Cost of revenues	$6,349	$1,766	$4,841
Selling and marketing	9,452	5,247	10,967
Research and development	6,580	2,270	5,902
General and administrative	14,770	8,031	24,785
Restructuring	468	—	—
Total stock-based compensation expense	$37,619	$17,314	$46,495

(4) Stock-based compensation expense in 2018 includes $28.5 million for awards granted under our 2018 Equity and Incentive Compensation Plan, which was approved by our stockholders in May 2018. We did not grant any stock-based awards in 2017, as we were not current in our SEC reporting obligations.

COMSCORE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2018	2017	2016
Operating activities:
Net loss	$(159,268)	$(281,393)	$(117,173)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	17,259	23,339	25,439
Amortization of intangible assets	32,864	34,823	31,896
Provision for bad debts	966	983	1,507
Stock-based compensation	37,619	17,314	46,495
Deferred tax provision (benefit)	2,019	(3,203)	(3,997)
Gain on asset dispositions	—	—	(33,457)
Change in fair value of financing derivatives	14,226	—	—
Change in fair value of investment in equity securities	(1,443)	—	—
Accretion of debt discount	4,812	—	—
Amortization of deferred financing costs	955	—	—
Gain on forgiveness of obligation	—	(4,000)	—
Accrued litigation settlements to be settled in Common Stock	—	90,800	—
Other	568	192	700
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	4,707	14,529	4,009
Prepaid expenses and other assets	(4,456)	4,067	(3,928)
Insurance recoverable on litigation settlements	10,000	(37,232)	—
Accounts payable, accrued expenses, and other liabilities	(4,955)	85,001	(12,972)
Contract liability and customer advances	(30,013)	(2,638)	5,962
Deferred rent	1,565	1,013	(393)
Net cash used in operating activities	(72,575)	(56,405)	(55,912)

Investing activities:
Net cash received from disposition of assets	—	—	42,980
Acquisitions, net of cash acquired	—	—	37,086
Acquisitions, net of cash acquired (related party)	—	—	(27,328)
Sales of marketable securities	—	28,436	2,188
Purchases of property and equipment	(4,206)	(10,182)	(7,106)
Capitalized internal-use software costs	(9,608)	—	—
Net cash (used in) provided by investing activities	(13,814)	18,254	47,820

Financing activities:
Proceeds from borrowings on senior secured convertible notes (related party)	100,000	—	—
Debt issuance costs	(5,146)	—	—
Financing proceeds received on subscription receivable (related party)	9,679	11,012	8,954
Proceeds from the exercise of stock options	2,855	—	4,139
Payments for taxes related to net share settlement of equity awards	(5,263)	(1,514)	(18,292)
Repurchase of common stock (treasury shares)	—	—	(27,292)
Principal payments on capital lease and software license arrangements	(9,006)	(17,016)	(18,838)
Net cash provided by (used in) financing activities	93,119	(7,518)	(51,329)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,657)	2,453	776
Net increase (decrease) in cash, cash equivalents and restricted cash	5,073	(43,216)	(58,645)
Cash, cash equivalents and restricted cash at beginning of period	45,125	88,341	146,986
Cash, cash equivalents and restricted cash at end of period	$50,198	$45,125	$88,341

	As of December 31,
	2018	2017	2016
Cash and cash equivalents	$44,096	$37,859	$84,111
Restricted cash	6,102	7,266	4,230
Total cash, cash equivalents and restricted cash	$50,198	$45,125	$88,341

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of net loss (GAAP) to adjusted EBITDA for each of the periods identified:

	Years Ended December 31,
	2018	2017	2016
(In thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss (GAAP)	$(159,268)	$(281,393)	$(117,173)

Income tax provision (benefit)	3,706	(2,717)	(4,007)
Interest expense, net	16,465	661	478
Depreciation	17,259	23,339	25,439
Amortization of intangible assets	32,864	34,823	31,896
EBITDA	(88,974)	(225,287)	(63,367)

Adjustments:
Stock-based and expected awards compensation expense(1)	37,151	34,261	46,495
Investigation and audit related	38,338	83,398	46,617
Settlement of litigation, net	5,250	82,533	2,363
Gain on asset disposition	—	—	(33,457)
Restructuring costs	11,837	10,510	—
Post-merger integration costs (2)	—	—	15,772
Acquisition costs (3)	—	—	10,351
Adjustments related to dispositions (4)	—	—	(293)
Other expense (income), net (5)	12,783	(4,125)	24
Adjusted EBITDA	$16,385	$(18,710)	$24,505
(1) 2017 includes $16.9 million related to a stock-based retention program that was settled in cash for employees who departed prior to issuance of equity.
(2) Post-merger integration costs consist of third-party costs incurred following our merger with Rentrak and acquisition of Compete in 2016.
(3) Acquisition costs are comprised of third-party costs incurred related to our merger with Rentrak and acquisition of Compete in 2016.
(4) Dispositions consist of costs attributable to Digital Analytix ("DAx"), which was disposed in 2016.
(5) In 2018, adjustments to other expense (income), net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss. These financial instruments were not held in the prior period. The prior period adjustments to other expense (income), net reflect items classified as other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss, excluding the other income associated with the transition services agreement for the DAx disposition. Our change to the calculation of Adjusted EBITDA for 2018 is intended to conform Adjusted EBITDA to the Consolidated EBITDA definition under the company's senior secured convertible notes.

The following tables present a reconciliation of net loss (GAAP) to non-GAAP net loss for each of the periods identified:

	Years Ended December 31,
	2018	2017	2016
(In thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss (GAAP)	$(159,268)	$(281,393)	$(117,173)

Adjustments:
Stock-based and expected awards compensation expense(1)	37,151	34,261	46,495
Investigation and audit related	38,338	83,398	46,617
Amortization of intangible assets(2)	32,864	34,823	31,896
Settlement of litigation, net	5,250	82,533	2,363
Gain on asset disposition	—	—	(33,457)
Restructuring costs	11,837	10,510	—
Post-merger integration costs (3)	—	—	15,772
Acquisition costs (4)	—	—	10,351
Adjustments related to dispositions (5)	—	—	(293)
Other expense (income), net (6)	12,783	(4,125)	24
Non-GAAP net (loss) income	$(21,045)	$(39,993)	$2,595
(1) 2017 includes $16.9 million related to a stock-based retention program that was settled in cash for employees who departed prior to issuance of equity.
(2) In 2018, amortization of intangible assets was added as an adjustment in our calculation of non-GAAP net loss. Prior year non-GAAP net loss has been recast to include this adjustment, which is intended to better reflect our core operating performance.
(3) Post-merger integration costs consist of third-party costs incurred following our merger with Rentrak and acquisition of Compete in 2016.
(4) Acquisition costs are comprised of third-party costs following our merger with Rentrak and acquisition of Compete in 2016.
(5) Dispositions consist of costs attributable to DAx, which was disposed in 2016.
(6) In 2018, adjustments to other expense (income), net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss. These financial instruments were not held in the prior period. The prior period adjustments to other expense (income), net reflect items classified as other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss, excluding the other income associated with the transition services agreement for the DAx disposition.

Supplemental Non-GAAP Disclosure
The following tables present a reconciliation of certain non-GAAP expense line items (to be discussed on today’s conference call) to the most directly comparable GAAP expense line items. GAAP expense line items have been adjusted to exclude the effects of stock-based compensation.

	Years Ended December 31,
(In thousands)	2018 (Unaudited)				2017 (Unaudited)
	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue
Revenues (1)	$419,482			100.0%	$403,549			100.0%
Cost of revenues	200,220	$6,349	$193,871	46.2%	193,605	$1,766	$191,839	47.5%
Gross profit	219,262	(6,349)	225,611	53.8%	209,944	(1,766)	211,710	52.5%
Selling and marketing	108,395	9,452	98,943	23.6%	130,509	5,247	125,262	31.0%
Research and development	76,979	6,580	70,399	16.8%	89,023	2,270	86,753	21.5%
General and administrative	84,535	14,770	69,765	16.6%	74,651	8,031	66,620	16.5%
Restructuring	11,837	468	11,369	2.7%	10,510	—	10,510	2.6%
(1) Revenue in 2017 is not comparable to revenue in 2018 due to our adoption of ASC 606.

COMSCORE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,
	2018	2017
Revenues (1)	$109,310	$102,926

Cost of revenues (1) (2) (3)	51,994	50,188
Selling and marketing (1) (2) (3)	27,977	39,713
Research and development (1) (2) (3)	18,632	24,921
General and administrative (1) (2) (3)	18,468	21,225
Investigation and audit related (1)	892	26,929
Amortization of intangible assets	8,158	9,154
Settlement of litigation, net	—	116
Restructuring (3)	6,696	10,510
Total expenses from operations	132,817	182,756
Loss from operations	(23,507)	(79,830)
Interest expense, net (1)	(4,754)	(107)
Other (expense) income, net	(637)	2,719
Gain (loss) from foreign currency transactions	1,484	(1,628)
Loss before income taxes	(27,414)	(78,846)
Income tax benefit	210	6,940
Net loss	$(27,204)	$(71,906)
Net loss per common share:
Basic and diluted	$(0.46)	$(1.25)
Weighted-average number of shares used in per share calculation - Common Stock:
Basic and diluted	59,116,831	57,616,774
Comprehensive loss:
Net loss	$(27,204)	$(71,906)
Other comprehensive (loss) income:
Foreign currency cumulative translation adjustment	(1,608)	1,864
Other	—	(29)
Total comprehensive loss	$(28,812)	$(70,071)

(1) Transactions with related parties are included in the line items above.
(2) Excludes amortization of intangible assets, which is presented separately in the Consolidated Statements of Operations and Comprehensive Loss.
(3) Stock-based compensation expense is included in the line items above as follows:
	Three Months Ended December 31,
	2018 (4)	2017
Cost of revenues	$1,114	$320
Selling and marketing	1,225	808
Research and development	1,127	462
General and administrative	2,494	358
Restructuring	468	—
Total stock-based compensation expense	$6,428	$1,948

(4) Stock-based compensation expense in the fourth quarter of 2018 includes $4.1 million for awards granted under our 2018 Equity and Incentive Compensation Plan, which was approved by our stockholders in May 2018. We did not grant any stock-based awards in 2017, as we were not current in our SEC reporting obligations.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of net loss (GAAP) to adjusted EBITDA for each of the periods identified:

	Three Months Ended December 31,
	2018	2017
(In thousands)	(Unaudited)	(Unaudited)
Net loss (GAAP)	$(27,204)	$(71,906)

Income tax benefit	(210)	(6,940)
Interest expense, net	4,754	107
Depreciation	4,285	5,110
Amortization of intangible assets	8,158	9,154
EBITDA	(10,217)	(64,475)

Adjustments:
Stock-based and expected awards compensation expense(1)	5,960	18,895
Investigation and audit related	892	26,929
Settlement of litigation, net	—	116
Restructuring costs	6,696	10,510
Other expense (income), net (2)	2,949	(122)
Adjusted EBITDA	$6,280	$(8,147)
(1) 2017 includes $16.9 million related to a stock-based retention program that was settled in cash for employees who departed prior to issuance of equity.
(2) In 2018, adjustments to other expense (income), net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss. These financial instruments were not held in the prior period. The prior period adjustments to other expense (income), net reflect items classified as other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss, excluding the other income associated with the transition services agreement for the DAx disposition. Our change to the calculation of Adjusted EBITDA for 2018 is intended to conform Adjusted EBITDA to the Consolidated EBITDA definition under the company's senior secured convertible notes.
The following tables present a reconciliation of net loss (GAAP) to non-GAAP net loss for each of the periods identified:

	Three Months Ended December 31,
	2018	2017
(In thousands)	(Unaudited)	(Unaudited)
Net loss (GAAP)	$(27,204)	$(71,906)

Adjustments:
Stock-based and expected awards compensation expense(1)	5,960	18,895
Investigation and audit related	892	26,929
Amortization of intangible assets(2)	8,158	9,154
Settlement of litigation, net	—	116
Restructuring costs	6,696	10,510
Other expense (income), net (3)	2,949	(122)
Non-GAAP net loss	$(2,549)	$(6,424)
(1) 2017 includes $16.9 million related to a stock-based retention program that was settled in cash for employees who departed prior to issuance of equity.
(2) In 2018, amortization of intangible assets was added to our calculation of non-GAAP net loss. Prior year non-GAAP net loss has been recast to include this adjustment. The change has been made to better reflect our core operating performance.
(3) In 2018, adjustments to other expense (income), net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss. These financial instruments were not held in the prior period. The prior period adjustments to other expense (income), net reflect items classified as other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss, excluding the other income associated with the transition services agreement for the DAx disposition.

	Three Months Ended
(In thousands)	March 31, 2018 (Unaudited)	June 30, 2018 (Unaudited)	September 30, 2018 (Unaudited)	December 31, 2018 (Unaudited)
Net loss (GAAP)	$(51,450)	$(55,977)	$(24,637)	$(27,204)

Adjustments:
Stock-based and expected awards compensation expense	1,881	22,999	6,311	5,960
Investigation and audit related	31,867	4,883	696	892
Amortization of intangible assets(2)	8,544	8,266	7,896	8,158
Settlement of litigation, net	—	5,250	—	—
Restructuring costs	1,257	3,833	51	6,696
Other expense, net (1)	2,629	1,506	5,699	2,949
Non-GAAP net loss	$(5,272)	$(9,240)	$(3,984)	$(2,549)
(1) In 2018, adjustments to other expense, net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss. These financial instruments were not held in the prior period. The prior period adjustment to other expense, net reflects items classified as other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss, excluding the other income associated with the transition services agreement for the DAx disposition.
(2) In 2018, amortization of intangible assets was added to our calculation of non-GAAP net loss. Prior year non-GAAP net loss has been recast to include this adjustment. The change has been made to better reflect our core operating performance.

	Three Months Ended
(In thousands)	March 31, 2017 (Unaudited)	June 30, 2017 (Unaudited)	September 30, 2017 (Unaudited)	December 31, 2017 (Unaudited)
Net loss (GAAP)	$(40,792)	$(38,626)	$(130,069)	$(71,906)

Adjustments:
Stock-based and expected awards compensation expense(1)	3,820	2,824	8,722	18,895
Investigation and audit related	17,678	17,399	21,392	26,929
Amortization of intangible assets(2)	8,735	8,443	8,491	9,154
Settlement of litigation, net	1,533	(915)	81,799	116
Restructuring costs	—	—	—	10,510
Other expense (income), net (3)	13	(53)	(3,963)	(122)
Non-GAAP net loss	$(9,013)	$(10,928)	$(13,628)	$(6,424)
(1) 2017 includes $16.9 million related to a stock-based retention program that was settled in cash for employees who departed prior to issuance of equity.
(2) In 2018, amortization of intangible assets was added to our calculation of non-GAAP net loss. Prior year non-GAAP net loss has been recast to include this adjustment. The change has been made to better reflect our core operating performance.
(3) In 2018, adjustments to other expense (income), net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss. These financial instruments were not held in the prior period. The prior period adjustment to other expense (income), net reflects items classified as other (expense) income, net on our Consolidated Statements of Operations and Comprehensive Loss, excluding the other income associated with the transition services agreement for the DAx disposition.

Supplemental Non-GAAP Disclosure
The following tables present a reconciliation of certain non-GAAP expense line items (to be discussed on today’s conference call) to the most directly comparable GAAP expense line items. GAAP expense line items have been adjusted to exclude the effects of stock-based compensation.

	Three Months Ended December 31,
(In thousands)	2018 (Unaudited)				2017 (Unaudited)
	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue
Revenues (1)	$109,310			100.0%	$102,926			100.0%
Cost of revenues	51,994	$1,114	$50,880	46.5%	50,188	$320	$49,868	48.5%
Gross profit	57,316	(1,114)	58,430	53.5%	52,738	(320)	53,058	51.5%
Selling and marketing	27,977	1,225	26,752	24.5%	39,713	808	38,905	37.8%
Research and development	18,632	1,127	17,505	16.0%	24,921	462	24,459	23.8%
General and administrative	18,468	2,494	15,974	14.6%	21,225	358	20,867	20.3%
Restructuring	6,696	468	6,228	5.7%	10,510	—	10,510	10.2%
(1) Revenue in 2017 is not comparable to revenue in 2018 due to our adoption of ASC 606.

Revenues
Revenues from our three offerings of products and services are as follows:

	Three Months Ended December 31,
(In thousands)	2018 (Unaudited)	% of Revenue	2017 (1) (Unaudited)	% of Revenue	$ Variance	% Variance
Ratings and Planning	$74,786	68.4%	$71,617	69.6%	$3,169	4.4%
Analytics and Optimization	23,901	21.9%	20,843	20.2%	3,058	14.7%
Movies Reporting and Analytics	10,623	9.7%	10,466	10.2%	157	1.5%
Total revenues	$109,310	100.0%	$102,926	100.0%	$6,384	6.2%
(1) The revenue for the year ended December 31, 2017 is not comparable to the year ended December 31, 2018 due to our adoption of ASC 606.

	Year Ended December 31,
(In thousands)	2018	% of Revenue	2017 (1)	% of Revenue	$ Variance	% Variance
Ratings and Planning	$285,355	68.0%	$278,081	68.9%	$7,274	2.6%
Analytics and Optimization	92,380	22.0%	86,765	21.5%	5,615	6.5%
Movies Reporting and Analytics	41,747	10.0%	38,703	9.6%	3,044	7.9%
Total revenues	$419,482	100.0%	$403,549	100.0%	$15,933	3.9%
(1) The revenue for the year ended December 31, 2017 is not comparable to the year ended December 31, 2018 due to our adoption of ASC 606.

Revenues from our three offerings of products and services for each quarter in 2018 and 2017 are as follows:

	Three Months Ended				Year Ended
(In thousands)	March 31, 2018 (Unaudited)	June 30, 2018 (Unaudited)	September 30, 2018 (Unaudited)	December 31, 2018 (Unaudited)	December 31, 2018
Ratings and Planning	$69,569	$70,501	$70,499	$74,786	$285,355
Analytics and Optimization	25,731	20,533	22,215	23,901	92,380
Movies Reporting and Analytics	10,619	10,355	10,150	10,623	41,747
Total revenues	$105,919	$101,389	$102,864	$109,310	$419,482

	Three Months Ended				Year Ended
(In thousands)	March 31, 2017 (1) (Unaudited)	June 30, 2017(1) (Unaudited)	September 30, 2017(1) (Unaudited)	December 31, 2017(1) (Unaudited)	December 31, 2017(1)
Ratings and Planning	$67,765	$69,216	$69,483	$71,617	$278,081
Analytics and Optimization	23,726	21,021	21,175	20,843	86,765
Movies Reporting and Analytics	9,370	9,202	9,665	10,466	38,703
Total revenues	$100,861	$99,439	$100,323	$102,926	$403,549
(1) The revenue for the year ended December 31, 2017 is not comparable to the year ended December 31, 2018 due to our adoption of ASC 606.